Exhibit D.6

Millennium Investment & Acquisition Company Inc.
301 Winding Road
Old Bethpage, NY 11804

_____________ [_] , 2014

Dear Shareholder:

Enclosed with this letter is a certificate which evidences non-transferable rights to subscribe for shares of common stock, par value of $0.0001 per share (“Common Stock”), of Millennium Investment & Acquisition Company Inc. (“MIAC”).  The rights offering is being made upon all of the terms and subject to all of the conditions set forth in the enclosed prospectus, dated ____________ [__], 2014 (the “Prospectus”).  You should review the Prospectus carefully before making any investment decision.  You are receiving one (1) right for every three (3) shares of Common Stock that you owned as of __________ [__] , 2014, the record date for this rights offering.   MIAC will not issue fractional rights, but rather will round down the aggregate number of subscription rights you are entitled to receive to the nearest whole number.  Each right entitles you to subscribe for and purchase one (1) share of Common Stock at the subscription price of $0.75 per share of Common Stock.

You may exercise the rights only by completing and executing the enclosed certificate and returning it, together with the full subscription price and any required documents, so that it is received by Broadridge Corporate Issuer Solutions, Inc. prior to 5:00 p.m., Eastern Time, on __________ [__], 2014, unless the rights offering is extended by MIAC (the “Expiration Date”).  Alternatively, you may complete the enclosed “Notice of Guaranteed Delivery” and return it, together with a certified or cashier’s check or money order for the full subscription price, on or prior to the Expiration Date.  The subscription price may also be paid by wire transfer.  Therefore, you are urged to give your immediate attention to the enclosed materials.  Please read and follow the instructions contained in the Prospectus and the other enclosed documents carefully, because a properly completed and duly executed certificate is necessary to exercise the rights.  If you hold your shares of Common Stock through a broker or other registered holder, you cannot exercise your rights directly and must instruct the registered holder to take action on your behalf.

YOU ARE URGED TO GIVE YOUR IMMEDIATE ATTENTION TO THE ENCLOSED MATERIALS.  IF YOU DO NOT EXERCISE YOUR RIGHTS PRIOR TO THE EXPIRATION TIME, YOUR RIGHTS WILL EXPIRE AND HAVE NO VALUE.

For further information concerning the exercise of your rights, please call MIAC’s subscription agent, Broadridge Corporate Issuer Solutions, Inc., by calling (855) 793-5068 (toll free).

We thank you for your continued support.

Sincerely,

David Lesser
CEO & Chairman
Millennium Investment & Acquisition Company Inc.